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                                   EXHIBIT 11
                       SHOP AT HOME, INC. AND SUBSIDIARIES
                SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                                   (UNAUDITED)

                                            Three months ended                       Nine months ended
                                                  March 31,                              March 31,
                                             1997             1996               1997                  1996
                                            ------           ------             ------                -----
Net earnings (loss)                       $383,761         ($139,371)         $1,010,189        ($1,476,109)

Interest expense saved from
conversion of debt                          29,582                 0              88,746                  0
                                          --------         ---------          ----------         ----------
Adjusted net earnings (loss)              $413,613         ($139,371)         $1,098,935        ($1,476,109)
                                          ========         =========          ==========         ==========


Common shares outstanding               10,699,970        10,273,161          10,630,568         10,243,074

Common equivalent shares
  issuable upon exercise of
  stock options and warrants(1)          2,513,175                 0           2,713,199                  0

Common equivalent shares
  issuable upon conversion
  of debt                                  563,146                 0             563,146                  0

Common equivalent shares
  issuable upon conversion
  of preferred stock                       137,943                 0             137,943                  0
                                        ----------        ----------          ----------         ----------

Total weighted average shares           13,914,234        10,273,161          14,044,855         10,243,074
                                        ==========        ==========          ==========         ==========

Primary and fully diluted net
  earnings per common and
  equivalent share                           $0.03            ($0.01)              $0.08             ($0.14)
                                             =====            =======              =====             ======

Notes:
(1) Amount calculated using the modified treasury stock method and fair market values.

(2) The 1997 computations of weighted average shares include the effect of approximately 5,370,000 shares which could be exercised under various warrants and options. These amounts are necessary for inclusion since the Company has become profitable.